Exhibit 21




                             Peoples Energy Corporation
                           Subsidiaries of the Registrant


                                                     Date of        State of
                  Company                         Incorporation    Incorporation

Peoples District Energy Corporation                  05/12/92       Illinois

Peoples Energy Resources Corp.                       01/26/96       Illinois

Peoples Energy Services Corporation                  07/21/94       Illinois

Peoples NGV Corp.                                    09/09/93       Illinois

The Peoples Gas Light and Coke Company              2/12/1855       Illinois

North Shore Gas Company                              10/07/63       Illinois

Peoples Energy Ventures Corporation                  10/23/97       Delaware